Exhibit 3.1

Intelsat S.A.

Consolidated Articles of Incorporation

PART I. FORM, DENOMINATION, DURATION, REGISTERED OFFICE

Article 1. Form, Name

There exists among the shareholders and all those who may become owners of the Shares hereafter a Company in the form of a société anonyme, under the name of Intelsat S.A. (the “Company”).

Article 2. Duration

The Company is established for an undetermined duration. The Company may be dissolved at any time by a resolution of the Shareholders adopted in the manner required for amendment of these Articles of Incorporation.

Article 3. Registered office

3.1 The Company has its registered office in the City of Luxembourg, Grand-Duchy of Luxembourg. It may be transferred to any other place in the Grand Duchy of Luxembourg by means of a resolution of a General Meeting deliberating in the manner provided for amendments to the Articles.

3.2 The address of the registered office may be transferred within the municipality by decision of the Board of Directors.

3.3 The Company may have offices and branches, both in Luxembourg and abroad.

3.4 In the event that the Board of Directors determines that extraordinary political, economic or social developments have occurred or are imminent that would interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg company. Such temporary measures will be taken and notified to any interested parties by the Board of Directors.

PART II. PURPOSE, OBJECT

Article 4. Purpose, Object

4.1 The object of the Company is the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, or other entities or enterprises, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities or rights of any kind including interests in partnerships, and the holding, acquisition, disposal, investment in any manner (in), development, licensing or sub licensing of, any patents or other intellectual property rights of any nature or origin as well as the ownership, administration, development and management of its portfolio. The Company may carry out its business through branches in Luxembourg or abroad.

4.2 The Company may further conduct or be involved in any way in, directly or indirectly, any satellite telecommunications related business, including without limitation the owning and/or operation of satellites, teleports, any ground assets, and any related or connected activity.

4.3 The Company may borrow in any form and proceed to the issue by private or public of bonds, convertible bonds and debentures or any other securities or instruments it deems fit.

4.4 In a general fashion it may grant assistance (by way of loans, advances, guarantees or securities or otherwise) to companies or other enterprises in which the Company has an interest or which form part of the group of companies to which the Company belongs or any entity as the Company may deem fit (including up stream or cross stream), take any controlling, management, administrative and/or supervisory measures and carry out any operation which it may deem useful in the accomplishment and development of its purposes.

4.5 The Company may further provide international public telecommunication services On A Commercial Basis, in a manner consistent with the following public service obligations, which shall be deemed to have been met if the Company: (i) maintains Global Connectivity and Coverage and serves its lifeline connectivity customers by providing the capability for any country or territory to connect with any other country or territory through the provision of capacity from at least one satellite in each of the three ocean regions: the Atlantic Ocean region (304.5° to 359° E), the Indian Ocean region (60° to 66° E), and the Pacific Ocean region (174° to 180° E) such that these satellites together provide global coverage to all ITU regions; (ii) honours its obligations under the LCO Contracts (if any) and (iii) provides non-discriminatory access to the Intelsat system. Subject only to Article 7 of the Public Services Agreement relating to force majeure events, the provision of international telecommunications services On A Commercial Basis, in a manner consistent with the public service obligations, will not be deemed to be met if any country or territory which seeks or permits the services provided by Intelsat system is denied full and complete access to all services provided by the Intelsat system on any ground other than on A Commercial Basis.

4.6 Finally, the Company can perform all commercial, technical and financial or other operations, connected directly or indirectly in all areas in order to facilitate the accomplishment of its purpose.

PART III. SHARE CAPITAL – SHARES

Article 5. Share capital

5.1 The Company has an issued share capital of five million USDollars (USD5,000,000) represented by a total of five million (5,000,000) fully paid Shares, each with a nominal value of one USDollar (USD1) with such rights and obligations as set forth in the present Articles.

5.2 The authorised un-issued share capital of the Company is set at ninety-five million USDollars (USD95,000,000) to be represented by ninety-five million (95,000,000) Shares, each with a nominal value of one USDollar (USD 1).

5.2.1 The authorized un-issued share capital (and any authorization granted to the Board of Directors in relation thereto) shall be valid from 15 December 2009 until the fifth anniversary of the date of publication of the deed of 15 December 2009 relating to the Company in the Mémorial.

5.2.2 The Board of Directors, or any delegate(s) duly appointed by the Board of Directors, may from time to time issue Shares within the limits of the authorised un-issued share capital against contributions in cash, contributions in kind or by way of incorporation of available reserves at such times and on such terms and conditions, including the issue price, as the Board of Directors or its delegate(s) may in its or their discretion resolve without reserving any preferential subscription rights provided for by law to existing Shareholders. The General Meeting has authorised the Board of Directors to waive, suppress or limit any preferential subscription rights of Shareholders provided for by law to the extent the Board deems such waiver, suppression or limitation advisable for any issue or issues of Shares within the authorised un-issued share capital. Upon an issue of Shares within the authorised Share capital the Board shall have the present Articles amended accordingly.

5.3 The issued and/or authorized unissued capital of the Company may be increased or reduced one or several times by a resolution of the General Meeting of Shareholders adopted in compliance with the quorum and majority rules set by these Articles of Incorporation or, as the case may be, by law for any amendment of these Articles of Incorporation.

5.4 The Company may issue fractional Shares. The Board of Directors shall however be authorised at its discretion to provide for the payment of cash or the issuance of scrip in lieu of any fraction of a Share.

5.5 The Company or its subsidiaries may proceed to the purchase or repurchase of its own Shares and may hold Shares in treasury, each time within the limits laid down by law.

5.6 Any Share premium shall be freely distributable in accordance with the provision of these Articles.

Article 6. Securities in registered form only

6.1 Shares

6.1.1 Shares of the Company are in registered form only.

6.1.2 A register of Shares will be kept at the registered office of the Company, where it will be available for inspection by any Shareholder. Ownership of registered Shares will be established by inscription in the said register.

6.1.3 The Shares are indivisible vis-à-vis the Company which will recognise only one holder per Share. In case a Share is held by more than one person (in the case of fractions of Shares or otherwise), the persons claiming ownership of the Share will be required to name a single proxy to represent the Share vis-à-vis the Company. The Company has the right to suspend the exercise of all rights attached to such Share until one person has been so appointed. The same rule shall apply in the case of a conflict between an usufructuary and a bare owner or between a pledgor and a pledgee.

6.1.4 The Company may consider the person in whose name the registered Shares are registered in the register of Shareholders as the full owner of such registered Shares. The Company shall be completely free from any responsibility in dealing with such registered Shares towards third parties and shall be justified in considering any right, interest or claims of such third parties in or upon such registered shares to be non-existent, subject, however, to any right which such third party might have to demand the registration or change in registration of registered Shares. In the event that a holder of registered shares does not provide an address to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register(s) of Shareholders and such holder’s address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of Shareholders by means of written notification to the Company.

6.1.5 All communications and notices to be given to a registered Shareholder shall be deemed validly made to the latest address communicated by the Shareholder to the Company.

6.1.6 Upon the written request of a Shareholder, registered nominative Share certificate(s) recording the entry of such Shareholder in the register of Shareholders may be issued in such denominations as the Board of Directors shall prescribe. The certificates so issued shall be in such form and shall bear such legends and such numbers of identification as shall be determined by the Board of Directors. Such certificates shall be signed manually or by facsimile by two Board Members. Lost, stolen or mutilated certificates will be replaced by the Company upon such evidence, undertakings and indemnities as may be deemed satisfactory to the Company, provided that mutilated Share certificates shall be delivered before new certificates are remitted.

6.2 Other Securities

6.2.1 Securities (other than Shares which are covered by article 6.1) of the Company are in registered form only.

6.2.2 Where Securities are recorded in the register of the relevant Securities on behalf of one or more persons in the name of a securities settlement system or the operator of such a system or in the name of a professional securities depositary or any other depositary or trustee (such systems, professionals or other depositaries being referred to hereinafter as “Depositaries”) or of a sub-depositary designated by one or more Depositaries, the Company—subject to having received from the Depositary with whom those Shares are kept in account a certificate in proper form—will permit those persons to exercise the rights attaching to those Securities. The Board of Directors may determine the formal requirements with which such certificates must comply. Notwithstanding the foregoing, the Company will any payments only to the Depositary or sub-depositary recorded in the register or in accordance with its instructions, and such payment will effect full discharge of the Company’s obligations.

6.2.3 The provisions of article 6.1 shall apply mutatis mutandis.

Article 7. Transfer of Shares

7.1 A transfer of registered Shares made in accordance with the provisions of the present Articles shall be carried out by means of a declaration of transfer entered in the relevant register, dated and signed by the transferor and the transferee or by their duly authorised representatives. The Company may accept and enter in the relevant register a transfer on the basis of correspondence or other documents recording the agreement between the transferor and the transferee satisfactory to the Company.

PART IV. MANAGEMENT OF THE COMPANY

Article 8. Management of the Company – Board of Directors – Sole Director

8.1 The Company shall be managed by a Board of Directors which is vested with the broadest powers to manage the business of the Company and to authorise and/or perform all acts of disposal, management and administration falling within the purposes of the Company. In the event the Company has only one Shareholder or two Shareholders, the Company may at the option of the sole Shareholder or as the case may be the two Shareholders, be managed by one or two Directors as provided for by law and all provisions in the present Articles referring to the Board of Directors shall be deemed to refer to the sole Director or the two Directors (mutatis mutandis) who shall have all such powers as provided for by law and as set forth in the present Articles with respect to the Board of Directors.

8.2 All powers not expressly reserved by the law or by the Articles of the Company to the General Meeting shall be within the competence of the Board of Directors.

8.3 Except as otherwise provided herein or by law, the Board of Directors of the Company is authorised to take such action (by resolution or otherwise) and to adopt such provisions as shall be necessary, appropriate, convenient or deemed fit to implement the purpose of the Company.

Article 9. Composition of the Board of Directors

9.1 The Company shall be managed by a Board of Directors composed of no less than three (3) Directors (unless otherwise provided for herein) who may but do not need to be Shareholders of the Company.

9.2 The Directors are appointed by the General Meeting of Shareholders for a period not exceeding 6 years or until their successors are elected; provided however that any one or more of the Directors may be removed with or without cause (ad nutum) by the General Meeting of Shareholders by a simple majority vote of votes cast at a General Meeting of Shareholders. The Directors shall be eligible for re-election.

9.3 In the event of a vacancy in the office of a Director because of death, retirement, resignation, dismissal, removal or otherwise, the remaining Directors may fill such vacancy and appoint a successor to act until the next General Meeting of Shareholders.

Article 10. Chairman

10.1 The Board of Directors shall, to the extent required by law and otherwise may, appoint the chairman of the Board of Directors amongst its members. The chairman shall preside over all meetings of the Board of Directors and of Shareholders including class meetings. In the absence of the chairman a chairman ad hoc elected by the Board, the General Meeting of shareholders (or class meeting, as the case may be), shall chair the relevant meeting.

10.2 In case of a tie the chairman (or any other Board member) shall not have a casting vote.

Article 11. Board Proceedings

11.1 The Board of Directors shall meet upon call by (or on behalf of) any Director.

11.2 Notice of any meeting of the Board of Directors must be given by letter, cable, telegram, telephone, facsimile transmission, telex or e-mail advice to each Director (2) days before the meeting, except in the case of an emergency, in which event a twenty four (24) hours notice shall be sufficient. No convening notice shall be required for meetings held pursuant to a schedule previously approved by the Board and communicated to all Board members. A meeting of the Board may also be validly held without convening notice to the extent the Directors present or represented do not object and those Directors not present or represented have waived the convening notice in writing, by fax or email.

11.3 Meetings of the Board of Directors may be held physically or, in all circumstances, by way of conference call (or similar means of communication which permit the participants to communicate with each other).

11.4 Any Director may act at any meeting of the Board of Directors by appointing in writing by letter or by cable, telegram, facsimile transmission or e-mail another Director as his proxy.

11.5 The duly convened meeting of the Board of Directors shall be duly constituted and validly deliberate if at a majority of all Directors in office (and able to vote) is present or represent . Resolutions put to the vote shall be passed only if approved by a simple majority of affirmative votes of the Directors present or represented (and able to vote).

11.6 Meetings of the Board of Directors may be validly held at any time and in all circumstances by means of telephonic conference call, videoconference or any other means, which allow the identification of the relevant Director. A Director attending in such manner shall be deemed present at the meeting for as long as he is connected.

11.7 The Board of Directors may also in all circumstances with unanimous consent pass resolutions by circular means and written resolutions signed by all members of the Board will be as valid and effective as if passed at a meeting duly convened and held. Such signatures may appear on a single document or multiple copies of an identical resolution and may be evidenced by letters, cables, facsimile transmission, or e-mail.

11.8 The minutes of any meeting of the Board of Directors (or copies or extracts of such minutes which may be produced in judicial proceedings or otherwise) shall be signed by the chairman of the Board, the chairman of the relevant meeting or by any two (2) Directors or as resolved at the relevant Board meeting or a subsequent Board meeting.

Article 12. Delegation of power, committees, secretary

12.1 The Board may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business, to individual Directors or other officers or agents of the Company (with power to sub-delegate). In addition the Board of Directors may delegate the daily management of the business of the Company, as well as the power to represent the Company in its day to day business to an executive committee as it deems fit. The Board of Directors shall determine the conditions of appointment and dismissal as well as the remuneration and powers of any person or persons so appointed.

12.2 The Board of Directors may (but shall not be obliged to) establish one or more committees (including an audit committee and a compensation committee) and for which it shall, if one or more of such committees are set up, appoint the members (who may be but do not need to be Board members), determine the purpose, powers and authorities as well as the procedures and such other rules as may be applicable thereto.

12.3 The Board of Directors may appoint a secretary of the Company who may but does not need to be a member of the Board of Directors and determine his responsibilities, powers and authorities.

Article 13. Binding Signature

The Company will be bound by the signature of any one (1) Director or by the sole or joint signatures of any persons to whom such signatory power shall have been delegated by the Board of Directors. For the avoidance of doubt, for acts regarding the daily management of the Company the Company will be bound by the sole signature of the administrateur délégué (“Chief Executive Officer” or “CEO”) or any person or persons to whom such signatory power shall be delegated by the Board of Directors.

Article 14. Board Indemnification

14.1 The Directors are not held personally liable for the indebtedness of the Company. As agents of the Company, they are responsible for the performance of their duties.

14.2 Subject to the exceptions and limitations listed in article 14.3, every person who is, or has been, a Director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such Director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgements, amounts paid in settlement and other liabilities.

14.3 No indemnification shall be provided to any Director or officer:

14.3.1 Against any liability to the Company or its shareholders by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office;

14.3.2 With respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or

14.3.3 In the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors.

14.4 The right of indemnification herein provided shall be severable, shall not affect any other rights to which any Director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

14.5 Expenses in connection with the preparation and representation of a defence of any claim, action, suit or proceeding of the character described in this Article shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification under this article.

Article 15. Conflicts of Interest

15.1 No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the Directors or officers of the Company is interested in, or is a director, associate, officer, agent, adviser or employee of such other company or firm. Any Director or officer who serves as a director, officer or employee or otherwise of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm only, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

15.2 In the case of a personal conflict of interest of a Director, such Director shall indicate such conflict of interest to the Board and shall not deliberate or vote on the relevant matter. Any conflict of interest arising at Board level shall be reported to the next General Meeting of Shareholders before any resolution as and to the extent required by law.

PART V. GENERAL MEETINGS OF SHAREHOLDERS

Article 16. Meetings of Shareholders – Annual General Meeting

16.1 Any regularly constituted General Meeting of Shareholders of the Company shall represent the entire body of Shareholders of the Company. It shall have the broadest powers to order, carry out or ratify acts relating to the operations of the Company.

16.2 The annual general meeting of Shareholders shall be held, in accordance with Luxembourg law, at the registered office of the Company, or at such other place in Luxembourg as may be specified in the notice of meeting on the last Friday of June of each year at 17:30 (local time) (or such other date as may be permitted by law). If such day is a legal holiday, the annual General Meeting shall be held on the next following normal business day.

16.3 Other meetings of Shareholders may be held at such place and time as may be specified in the respective notices of meeting.

16.4 Notice of all meetings of Shareholders shall be given to each Shareholder as provided by law either by registered mail at least eight (8) days before the Meeting or by such publications as set forth in applicable law. If all of the Shareholders are present or represented at a general meeting of Shareholders, the General Meeting may be held without prior notice or publication.

16.5 A Shareholder may act at any meeting of Shareholders by appointing another person as his proxy in writing or by fax or by cable or telegram or telex.

16.6 Except as otherwise provided for herein or as required by law, resolutions at a duly constituted Meeting of Shareholders will be passed by a simple majority of the votes cast.

16.7 The Board of Directors, acting reasonably, may determine all other conditions that must be fulfilled by Shareholders for them to take part in any General Meeting of Shareholders.

16.8 General meetings of Shareholders shall be presided over by the chairman of the Board of Directors, or, in his absence, by any other person designated by the General Meeting.

16.9 The Board of Directors may decide to allow the casting of votes in writing. In such case Shareholders may cast their vote by mail, by means of a form which shall contain at least the following mentions:

16.9.1 the date, time and place of the general meeting,

16.9.2 the name, address and other appropriate particulars of the shareholder,

16.9.3 the number of shares held by the shareholder,

16.9.4 the agenda,

16.9.5 the text of the proposed resolutions,

16.9.6 the possibility to express a positive or negative vote or an abstention;

16.9.7 the possibility to give power to vote on any new resolution or amendments to the proposed resolutions tabled at the General Meeting or announced by the Company after remittance of the voting form. Voting forms need to be remitted to the Company or its agent, no later than two (2) business day preceding the date of the relevant general meeting, unless the Company sets a shorter time limit. Duly completed and executed voting forms received as aforesaid shall be taken into account for the calculation of the quorum at such General Meeting. Incomplete voting forms or voting forms received after the relevant time limit set by the Company shall not be taken into account.

16.10 Complying with the requirements of the law, once the Board of Directors has ratified that appropriate robust and tested technology and the related means for the casting of votes are available, the Board of Directors may allow participation of Shareholders in the Meeting by way of video conference or by way of other telecommunication means permitting their due identification. Any Shareholder who participates in such a way to a General Meeting of the Company shall be deemed to be present at such General Meeting for the purpose of determining the quorum and shall be entitled to vote on matters considered at such General Meeting. In case of interruption of transmissions or any other technical malfunctions having the same effect, the chairman may suspend the General Meeting. If such interruption can not be cured within one (1) hour of the suspension, the General Meeting may validly resume and deliberate on all outstanding items of the agenda notwithstanding such interruption provided that those Shareholders no longer participating shall no longer be counted in the quorum.

16.11 The provisions applying to the General Meeting of Shareholders shall apply mutatis mutandis to class meetings.

16.12 In case the Company has only one Shareholder, such sole Shareholder shall have all powers of the General Meeting. Resolutions of the sole Shareholder are recorded in writing.

16.13 Holders of notes or bonds issued by the Company shall not, unless compulsorily otherwise provided for by law, be entitled to assist or attend General Meetings.

PART VI. AMENDMENT OF ARTICLES

Article 17. Amendments of Articles

The Articles of Incorporation may be amended from time to time by a resolution of the General Meeting of Shareholders to the quorum and voting requirements provided by the laws of Luxembourg and as may otherwise be provided herein.

PART VII. ACCOUNTING YEAR, AUDIT,

Article 18. Accounting Year

The accounting year of the Company shall begin on first of January and shall terminate on thirty-first of December of each year.

Article 19. Auditor

The operations of the Company shall be supervised by a statutory auditor who need not be a shareholder. The statutory auditor shall be elected by the General Meeting of shareholders for a period ending at the date of the next annual general meeting of shareholders. The statutory auditor in office may be removed at any time by the shareholders with or without cause. In the case the thresholds set by law as to the appointment of an independent auditor are met, the accounts of the Company shall be supervised by an independent auditor (réviseur d’entreprises).

PART VIII. DISTRIBUTIONS, WINDING UP

Article 20. Distributions

20.1 From the annual net profits of the Company, five per cent (5%) shall be allocated to a non distributable reserve as required by law. This allocation shall cease to be required as soon as and as long as such reserve amounts to ten per cent (10%) of the issued share capital of the Company.

20.2 The General Meeting of Shareholders shall determine how the annual results of the Company will be disposed of in accordance with the provisions of the present Articles. The General Meeting of Shareholders may resolve to distribute any distributable net profits, reserves and/or premium.

20.3 The distributions declared may be paid in USD or any other currency selected by the Board of Directors and may be paid at such places and times as may be determined by the Board of Directors (subject to the resolutions of the General Meeting of Shareholders). The Board of Directors may make a final determination of the rate of exchange applicable to translate distributions funds into the currency of their payment. Distributions may be made in specie (including by way of Shares).

20.4 A distribution declared but not paid (and not claimed) on a Share after five years cannot thereafter be claimed by the holder of such Share and shall be forfeited by the holder of such Share, and revert to the Company. No interest will be paid on distributions declared and unclaimed which are held by the Company on behalf of holders of Shares.

20.5 Interim dividends may be declared and paid by the Board of Directors subject to observing the terms and conditions provided by law either by way of a cash dividend or by way of an in kind dividend (including by way of Shares).

Article 21. Liquidation

21.1 In the event of the dissolution of the Company for whatever reason or whatever time, the liquidation will be performed by liquidators or by the Board of Directors then in office who will be endowed with the powers provided by articles 144 et seq. of the Luxembourg Company Law of the tenth of August, nineteen hundred and fifteen. Once all debts, charges and liquidation expenses have been met, any balance resulting shall be paid to the holders of Shares in the Company in accordance with the provisions of these Articles.

PART IX. SOLE SHAREHOLDER, DEFINITIONS, APPLICABLE LAW

Article 22. Sole Shareholder

If, and as long as one Shareholder holds all the Shares of the Company, the Company shall exist as a single Shareholder company pursuant to the provisions of Company Law.

Article 23. Definitions

Articles or Articles of Incorporation	Means the present articles of incorporation of the Company as amended from time to time

Board or Board of Directors	Means the Board of Directors (conseil d’administration) of the Company

Company Law	Means the law of 10th August 1915 on commercial companies as amended (and any replacement law thereof)

Director	Means a member of the Board of Directors or as the case may be, the sole Director of the Company

General Meeting	Means the general meeting of Shareholders

Global Connectivity	Means the interconnection capabilities available to the Company’s users through the global coverage the Company provides in order to make communication possible within and between the five ITU regions defined by the Plenipotentiary Conference of the International Telecommunication Union, held in Montreux in 1965

Global Coverage	Means the maximum geographic coverage of the earth towards the northernmost and southernmost parallels visible from satellites deployed in geostationary orbital locations

Intelsat system	Means the Company’s Group space segment and satellite communications operations

LCO Contracts	Shall mean lifeline connectivity obligation contracts entered into by certain customers of Intelsat, Ltd at or around the time of its privatisation in 2001

Non-Discriminatory Access	Means fair and equal opportunity to access the Intelsat system

On A Commercial Basis	Means in accordance with usual and customary commercial practice in the telecommunications industry

Public Services Agreement	Means the agreement, dated as of July 18, 2001, among ITSO, the Company, Intelsat Services Corporation, a company incorporated under the laws of the State of Delaware, U.S.A. (now known as Intelsat Global Service Corporation), and Intelsat LLC, a limited liability company under the laws of the State of Delaware, U.S.A., relating to certain public service agreements.

Shareholder	Means a duly registered holder of Shares of the Company

Shares	Means the shares (actions) of the Company

Article 24. Applicable law

For anything not dealt with in the present Articles of Incorporation, the Shareholders refer to the relevant legislation.

The articles of association of the Company are worded in English followed by a French translation; in case of divergences between the English and the French text,

the English text will prevail.